Exhibit 99.16
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA, ITALY AND JAPAN OR, SUBJECT TO CERTAIN EXCEPTIONS, THE RUSSIAN FEDERATION, OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
POLYMETAL INTERNATIONAL PLC
INSTITUTIONAL SHARE SWAP FACILITY UPDATE
19 OCTOBER 2011
Polymetal International Plc (“Polymetal International” or “the Company”) is pleased to provide an update on the Institutional Share Swap Facility (the “ISSF”).
As of October 19, 2011, the holders of approximately 80% of JSC Polymetal’s (“Polymetal”) ordinary shares and global depositary receipts representing ordinary shares (“GDRs”), have transferred or authorised the transfer of their ordinary shares and/or GDRs through the ISSF in favour of the Company’s wholly owned subsidiary, PMTL Holding Limited (“PMTL”).
The ISSF offer period is scheduled to close at noon, London time (being 3 pm, Moscow time), on October 21, 2011. The ISSF is conditional on certain matters including the receipt of acceptances representing an aggregate of 85 per cent. of Polymetal’s shares and GDRs (or such other percentage as may be determined by PMTL) and subject to the terms and conditions set forth in the ISSF Offer Document, the Share Form of Acceptance and the GDR Form of Acceptance. Announcement of the final results of the ISSF is expected on or about October 24, 2011.
Enquiries
College Hill                     +44 (0) 20 7457 2020
Leonard Fink
Tony Friend
Nick Elwes
This announcement is not for distribution, directly or indirectly, in or into and does not contain or constitute an offer of, or the solicitation of an offer to buy or subscribe for, securities to any person in Australia, Canada, or Japan. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933, as amended, (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Subject to certain exceptions, the securities referred to herein may not be offered or sold in Australia, Canada or Japan or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada or Japan. The offer and sale of the securities referred to herein has not been and will not be registered under the Securities Act or under the applicable securities laws of Australia, Canada or Japan.
This announcement is an advertisement and not a prospectus. This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities, not shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefor.

The ISSF and the distribution of this announcement and other information in connection with the ISSF in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about, and observe, any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.
This announcement is not for release, publication or distribution in whole or in part in the Russian Federation except as permitted by Russian law. This announcement and information contained herein do not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation or to or for the benefit of any Russian person or any person in the Russian Federation, and do not constitute an advertisement of any securities in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. It and information contained in it are not intended to be and must not be publicly distributed in the Russian Federation. The securities referred to herein (other than the Polymetal Shares) have not been and will not be admitted to “placement” and/or “public circulation” in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.
This announcement is distributed in any member state of the European Economic Area which applies Directive 2003/71/EC (as amended, including under Directive 2010/73/EC as implemented in any member state, together with the implementing measures in the relevant member state, the “Directive”) only to those persons in such member state who are “qualified investors” within the meaning of Article 2(1)(e) of the Directive (“Qualified Investors”).
In addition, in the United Kingdom, this announcement is only being distributed to and is only directed at Qualified Investors who (i) “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (such persons together referred to as “relevant persons”). This announcement must not be acted on or relied on (i) in any member state of the European Economic Area, by persons who are not Qualified Investors; and (ii) in the United Kingdom, by persons who are not relevant persons.
Notice to US Holders of Polymetal Shares or Polymetal GDRs
The Institutional Share Swap Facility is being made for the securities of a company incorporated outside of the United States. The Institutional Share Swap Facility is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements, if any, included in the documents relating to the Institutional Share Swap Facility have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Company and PMTL are located in foreign countries, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Company and PMTL may purchase securities otherwise than under the Institutional Share Swap Facility, such as in open market or privately negotiated purchases.
The Institutional Share Swap Facility is not being made available to residents of Connecticut, Illinois, Massachusetts, Maryland or Oregon save to certain exempt institutional investors, as further set forth on the website for Polymetal International and in the ISSF Offer Document.
Forward-looking statements
Some of the information in these materials may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward looking statements by terms such as “expect”, “believe”, “anticipate”, “estimate”, “intend”, “will”, “could”, “may”, or “might” the negative of such terms or other similar expressions. The Company wishes to caution you that these statements are only predictions and that actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in predictions or forward-looking statements of the Company, including, among others, general economic conditions, the competitive environment, risks associated with operating in Russia and Kazakhstan, rapid technological and market change in the industries the Company operates in, as well as many other risks specifically related to the Company and its operations.

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